UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Lockheed Martin Corporation

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Discussion Points Related to Stockholder Proposal # 4 on the Proxy Card: A stockholder proposal by John Chevedden that the Board of Directors take such steps as are necessary to permit stockholders to take action by written consent to the fullest extent permitted by applicable law

•	A common argument for allowing stockholder action by written consent is that it allows stockholders to act between annual meetings.

•	While stockholder action by written consent is one avenue by which stockholders may act between annual meetings, a second and preferable avenue is the ability of stockholders to call special meetings.

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We provide that a special meeting shall be held upon the request of a single stockholder beneficially holding shares entitled to cast 10% or more of the votes at the meeting or upon the request of a group of stockholders beneficially holding shares entitled to cast 25% or more of such votes. Further, we impose no restrictions on the timing of special meetings and the only restriction that we impose as to their subject matter is that, unless requested by stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting, a special meeting need not be held to consider any matter that is substantially the same as a matter voted upon at any special meeting of the stockholders held within the last 12 months.

•	Our Proxy Statement lists 19 peer companies which we used for 2012 executive compensation benchmarking. Of these:

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Two have a more liberal provision than ours, allowing a group of stockholders holding 10% or more of the shares to call a special meeting, but this is mandated by the law of their states of incorporation.

•	One has a provision with the same 10% / 25% thresholds as ours.

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Three do not provide for an individual 10% holder to call a special meeting but allow a group holding 20% or more to do so; two of those three have restrictions on what shares are counted for this purpose (in one instance, shares subject to hedging transactions are not counted; in the other, shares are counted only to the extent of a net-long position).

•	Remaining 13 are more restrictive than we are, either having no 10% provision or not allowing stockholder requested special meetings at all.

•	Conclusion - We provide our stockholders a greater ability to call special meetings than the overwhelming majority of our peers.

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Of the 19 peer companies, only four provide their stockholders an unfettered right to act by written consent as requested by the Chevedden proposal. Two more allow action by less than unanimous written consent subject to certain restrictions (one allows less than unanimous written consent but requires unanimous consent for the election of directors; the other requires the holders of at least 25% of shares to request the Board to fix a record date for the consent solicitation). (For this analysis, we have treated one company’s provision that stockholders may act by written consent if it is approved by a majority of the continuing directors as equivalent to not providing the right.)

•	Conclusion - Not providing for action by less than unanimous written consent is consistent with the overwhelming majority of our peers.

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Written consent procedures are inherently less democratic than annual and special meetings, which provide all stockholders the right to make an informed voting decision based upon extensive public disclosures regulated by the Securities and Exchange Commission.

•	Action by written consent provides more opportunity for abuse:

•	May result in frequent special-interest demands and distraction of management and the Board from running the business, and may result in significant administrative burdens and expense.

•	Denies stockholders the benefit of the expertise and judgment of the Board on the issues presented - that judgment is precisely what the Board has been elected by all the stockholders to provide.

•	Denies stockholders the ability to present their own views or benefit from the views of other stockholders.

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Conclusion - We believe that our current governance structure strikes the appropriate balance between permitting stockholders to raise important matters at any time and ensuring that all stockholders are afforded an opportunity for meaningful participation in a deliberative and democratic process that provides that each receives accurate and complete public disclosure, the benefit of the views of our Board and other stockholders and that each has an opportunity to present his/her/its own views and vote.